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Brinker International

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BRINKER INTERNATIONAL ANNOUNCES WYMAN ROBERTS

WILL JOIN BOARD OF DIRECTORS

DALLAS (Feb. 7, 2013) - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the election of Wyman Roberts to its Board of Directors.

Roberts currently serves as CEO and President of Brinker International, and President of Chili's® Grill & Bar.

"This seat on the Board of Directors further augments Wyman's new responsibilities as CEO and President of Brinker and Chili's," said Doug Brooks, Chairman of the Board of Brinker International. "The strategic thinking Wyman brings to our board will be instrumental in shaping future plans for Brinker and our brands."

Roberts' Brinker tenure includes his role as President of Chili's since 2009, where he has been responsible for a dramatic re-energizing of almost every aspect of one of America's iconic restaurant brands. Previously, Roberts also served as Brinker's Chief Marketing Officer and President of the Maggiano's Little Italy® brand.

About Brinker International

Brinker International Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,593 restaurants under the names Chili's Grill & Bar (1,549 restaurants) and Maggiano's Little Italy (44 restaurants). For more information, visit www.brinker.com.